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                                                                   EXHIBIT 10.20

                       DEVELOPMENT AND LICENSE AGREEMENT


        THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is executed as of 1 September 1997 (the "Execution Date") to memorialize the parties' relationship and its terms are effective 26 April 1996, between Wink Communications, Inc., a California corporation with offices at 1001 Marina Village Parkway, Alameda, CA 94501 ("Wink") and Matsushita Electric Industrial Co., Ltd., a Japanese corporation having a principal place of business at 1006 Oaza Kadoma, Kadoma, Osaka 571, Japan ("MEI").

1.      BACKGROUND

        A. Wink is a software developer and has developed an interactive television system of technology and related products, services, processes and materials (the "Wink ITV System"), which includes a software protocol for delivering interactive applications synchronized with or independent of television programs and advertisements. Also included without limitation in the Wink ITV System are an authoring tool, server software and the Wink EngineTM that decodes the protocol and displays the interactive applications overlaid on a television screen.


        B. MEI is a manufacturer of televisions that include an SH-series processor, a MC architecture chip for providing at least graphic overlay and VBI data decoding, and ROM and RAM (the "MC2/SH2 Platform").


        C. Wink and MEI desire that Wink develop and grant to MEI the right to embed a customized version of the Wink Engine on MEI MC2/SH2 Platform for use in MEI televisions and related consumer products (such as VCRs, settop boxes, etc.) and for MEI to sell to other manufacturers as a component to be used in those manufacturers' televisions and related consumer products.

The terms of the Agreement are as follows:

2.      DEFINITIONS

        2.1 "Wink Engine" shall mean Wink's software engine described in Exhibit C hereto, in machine executable, object code format.

        2.2 "Licensed Technology" shall mean version 1.0 of the Wink Engine as adapted by Wink for an MEI Device and any Updates (version 1.x) in object code format, and any related documentation which Wink may create, in Wink's sole discretion, for public distribution with Versions 1.0 and 1.x of the Wink Engine. To the extent that this Agreement is amended to include New Products, references to "Licensed Technology" shall be deemed to also include such New Products.


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        2.3     "Protocol" shall mean Wink's Interactive Communicating
                Applications Protocol.

        2.4 "Update" shall mean a new version of the Licensed Technology which contains Error Corrections or minor new features or functionality, but which is not a New Product, in each case as determined in Wink's sole discretion but after consultation with MEI. An Update shall be designated by a change in the digit or digits to the right of the decimal point in the version number. In the case of the version numbers described in Exhibit A hereto, Updates shall be designated by a change to any one of the digits denoted as follows (using the letter "x" as a placeholder): 1.xxx.

        2.5 "New Product" shall mean a software product which contains major new features or functionality and which Wink offers to its customers at a separate price, in each case as determined in Wink's sole discretion but after consultation with MEI. A New Product shall be designated by a change in the digit or digits to the left of the decimal point in the version number.

        2.6 "Initial Product" shall mean the final release of version 1.0 of a Wink Engine and the first version of a New Product (e.g. any product labeled version x.0).

        2.7 "MEI Device" shall mean any MEI television or other related consumer product (such as VCRs and broadcast settop boxes) that are built to include the MC2/SH2 Platform, or any third party sublicensee's product that is built to include the MC2/SH2 Platform.

        2.8 "MEI Component" shall mean either (a) a circuit module containing the MC2/SH2 Platform, ROM or flash ROM, RAM, and a communications device such as a modem for insertion into a television, VCR, broadcast set-top device or similar audio-visual device, or (b) the memory LSI for insertion into such circuit module.

        2.9 "Combined Component" shall mean the MEI Component with the Licensed Technology incorporated.

        2.10 "Combined Product" shall mean an MEI Device containing the Licensed Technology embedded in an MEI Component, an MEI Device containing a Combined Component or a third party device containing a Combined Component.

        2.11 "Development Schedule" shall mean the schedule for completion of the development activities set forth in Exhibit A hereto ("Development Activities").

        2.12    "Exhibit A" shall mean the exhibits attached hereto as Exhibit
                A. There shall be one Exhibit A for each MEI Device to which the Wink Engine is ported.

        2.13 "Specifications" shall mean the technical and other specifications for the Deliverables to be developed by the parties as described below and in Exhibit A hereto and as set forth thereafter in Exhibit B hereto.


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        2.14    "Milestone" shall mean each milestone identified in Exhibit A hereto.

        2.15 "Deliverables" shall mean each Deliverable identified in Exhibit A hereto, to be delivered at the time of each completion of a Milestone by Wink.

        2.16 "Intellectual Property Rights" shall mean all current and future worldwide patents and other patent rights, copyrights; mask work rights, trade secrets, and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.

        2.17    "Affiliates" shall mean MEI's affiliates and subsidiaries.

        2.18 "Subdistributors" shall mean entities authorized by MEI to distribute the Licensed Technology including, without limitation, Affiliates, distributors, resellers, system operators, value-added resellers, dealers or sales representatives.

        2.19 "Submanufacturers" shall mean entities authorized by MEI to copy the Licensed Technology onto Combined Components or Combined Products including, without limitation, Affiliates and third-party manufacturers.

        2.20 "Error Correction" shall mean an error correction by Wink to fix a reproducible programming error resident in the Licensed Technology which prevents the Licensed Technology from conforming to the Specifications, and which is discovered by Wink or MEI and, if discovered by MEI, reported to Wink with sufficient information to allow Wink to reproduce and locate such error.

        3.      DEVELOPMENT, DELIVERY AND ACCEPTANCE

        3.1 Development. Wink agrees to port and customize the Wink Engine to MEI's current MC2/SH2 Platform, as designated in Exhibit A.1. Wink also agrees to port the Wink Engine to other devices, platforms or future versions of the MC2/SH2 Platform, for additional NRE Fees as agreed to by the parties, as set forth in a new Exhibit A (e.g.) A.2, A.3, etc.). Wink agrees to perform such Development Activities in accordance with the Specifications. In connection therewith, MEI shall (i) assist Wink in producing the Specifications and (ii) provide other necessary materials and information, as mutually agreed by the parties in the Specifications or otherwise. The parties may agree on additional Development Activities by amending Exhibit A hereto.

                3.1.1 Trivial Development Effort related to Non-MC2/SH2 Platforms. The parties recognize that MEI also wishes to use the Licensed Technology in other MEI Devices that may contain platforms other than the MC2/SH2 Platform, and such other platforms may be MC/SH platforms or non-MC/SH platforms. Upon MEI's request to use the Licensed Technology for a


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                        platform other than the MC2/SH2 Platform, Wink agrees to
                        do simple re- compiles of the Licensed Technology source code for such other platform, provided that MEI provides all the necessary equipment, software, or other materials or information necessary to enable Wink to do such simple re- compiles. The only charge by Wink for such work will be Wink's then current hourly charges for the time spent in set-up of the equipment, re-compiling, and simple testing of success of recompiling ("Re-compiling Setup"); Wink estimates that such Re-compiling Set-up will require one man- week, or less if MEI provides an engineer to assist in Re-compiling Set-up. However, if the Re-compiling Set-up is not trivial (defined as less than one man-week where set-up is required, or one man-hour where functioning development equipment is already set up) or if additional development or customization or testing of the Licensed Technology is required, the parties agree that such non-trivial recompiling work or additional development or customization or testing will require a mutually signed agreement regarding NRE fees. Whether the work involved in re-compiling is trivial or not, only MEI shall have responsibility for testing the quality of the software's compatibility with the non-MC2/SH2 platform device, since Wink will be unfamiliar with the non-MC2/SH2 platform. Wink shall only take responsibility for testing the quality of such software compatibility when it performs significant review and testing, pursuant to Section 6.6 below.

                3.1.2 Revised Definitions regarding Re-Compiling. Unless stated otherwise herein references to source code shall be deemed to also include such re-compiled source code of the Licensed Technology (to be called "Recompiled Source Code" when it needs to be differentiated from the source code that is not re- compiled). Similarly, unless stated otherwise herein, references to "Licensed Technology" shall be deemed to also include the Licensed Technology that results from re-compiled source code (to be called "Re-Compiled Licensed Technology" when it needs to be differentiated from Licensed Technology for the MC2/SH2 Platform), and references to "Combined Components" and "Combined Products" shall be deemed to also include "MEI" Components" or "MEI Devices" that include Re-Compiled Licensed Technology (to be called "Re-Compiled Combined Components" and "Re-Compiled Combined Products", respectively, when they need to be differentiated from Combined Components and Combined Products for the MC2/SH2 Platform). In addition, unless stated otherwise herein, references to "Initial Product", "Update", and "New Product" shall be deemed to include re-compiled versions of Initial Products, Updates, and New Products (to be called "Re- Compiled Initial Products", "Re-Compiled Updates", and "Re-Compiled New Products" when they need to be differentiated from Initial Products, Updates, and New Products designed for the MC2/SH2 Platform).


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                3.1.3   No Obligation to create Re-compiled Updates or New
                        Products. Whether or not MEI has requested that a certain Update, or New Product be re- compiled, Wink is under no obligation to create on its own initiative subsequent Re-Compiled Updates or Re-Compiled New Products, even if subsequent Updates or New Products are prepared for the MC2/SH2 Platform. However, Wink will do such re-compiling following MEI request, pursuant to
                        Section 3.1.1. If the re-compiling is so done MEI shall have significantly more than its standard responsibility for testing the quality of the Re-Compiled Update's or Re-Compiled New Product's compatibility with the non-MC2/SH2 platform device, since Wink will be unfamiliar with the non- MC2/SH2 platform.

                3.1.4 Localization. Wink and MEI will mutually agree upon reasonable NRE Fees for localization of the customized Licensed Technology for non-Japanese markets, if the parties mutually agree in writing to expand this Agreement to encompass products for such markets.

        3.2 Provision of Software, Hardware and Equipment. MEI shall provide all hardware, software, and equipment ("Equipment") reasonably necessary for Wink to duplicate the MEI environment, and all Equipment that is used to perform the activities in Exhibit A or in support thereof pursuant to Section 9.2, to Wink at MEI's cost. Notwithstanding the foregoing, Wink and MEI agree that Wink shall pay certain agreed rental fees resulting from the use of certain MEI equipment during the summer of 1997, as written in Exhibit A. A preliminary list of Equipment is included in Exhibit A. The list in Exhibit A may be updated from time to time by mutual agreement. MEI shall retain ownership of all such software, hardware and equipment provided to Wink, and Wink shall return all such software, hardware and equipment to MEI promptly upon request by MEI; provided that Wink's development and support obligations under this Section 3.2 and Section 9.2 below shall terminate to the extent software, hardware or equipment returned to MEI is required by Wink to fulfill its obligations.

        3.3 Modifications. Wink may, upon written approval by MEI in each instance, which approval shall not be unreasonably withheld, alter the Specifications commensurate with good faith efforts to finalize and refine the Deliverables in accordance with MEI's needs and objective for the Licensed Technology.

        3.4 Delivery and Acceptance. This Section 3.4 shall not apply to Re-Compiled Licensed Technology unless the parties specifically agree, in a mutually signed writing, to do so on a case by case basis.

                3.4.1 Wink shall use reasonable commercial efforts to complete each Milestone in accordance with the Development Schedule. Upon completion of each Milestone, Wink shall deliver to MEI all applicable Deliverables for

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                        evaluation by MEI pursuant to Section 3.4.2 below. In
                        the event MEI is late in the performance of its obligations with respect to Section 3.1 and such delay affects Wink's obligations hereunder, Wink's Performance of such affected obligations shall be delayed by the same time period.

                3.4.2 Within thirty (30) days after receipt, MEI shall review and evaluate such Deliverables and shall provide Wink with a written acceptance of the Deliverables or a written statement of errors to be corrected. MEI shall not withhold acceptance of any Deliverable (except the Specifications and Development Schedule) unless such Deliverable materially deviates from the Specifications, and such deviation is documented and promptly reported to Wink. MEI's failure to provide an acceptance or statement of errors within such thirty day period (as applicable) shall be deemed an acceptance of such Deliverables. When deviations from the Specifications are identified and confirmed, Wink shall use all reasonable commercial efforts to correct such deviations, if any, as soon as commercially reasonable practicable, and to return a copy of the updated Deliverables to MEI for review and reevaluation in accordance with the foregoing procedure. The foregoing procedure shall be repeated until acceptance by MEI of the Deliverables or the parties mutually agree to cease development and terminate this Agreement.

        3.5 Transfer of Software. Upon MEI's acceptance of all Deliverables (other than Specifications and Development Schedule) pertaining to a particular development project, Wink shall deliver to MEI a master diskette or other digital storage media (the "Master Media") containing the Wink Engine for use by MEI in accordance with the terms of this Agreement, including without limitation
                Section 4.

        3.6 Delivery Outside of California. Tangible property will not be delivered within the State of California unless such delivery is by means of remote telecommunications or unless the parties hereto are satisfied that such transfer will not incur a sales or use tax liability. Any attempted transfer contrary to the terms hereof will be void and of no effect. If the delivery is made by remote telecommunications, the parties will keep a detailed contemporaneous log documenting each transmission by date, time, place, and the individuals responsible for such transmission.

        3.7 Right to Pursue Other Projects. The parties acknowledge and understand that, independent of the development efforts hereunder, Wink and MEI each have been and continue to be actively engaged in research and development in the field, and in the course of such research and development may have developed or may hereafter develop software similar to the Licensed Technology; provided that such similar software shall be developed without use of or reference to, materials or information provided by the other party under this Agreement. However, the parties recognize that the MEI information which is included in the Licensed Technology is not crucial;


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                        therefore, Wink may develop or modify the Licensed
                        Technology for itself or for others notwithstanding the foregoing restriction. The parties agree that this Agreement shall not be construed as (i) prohibiting such independent research and development, either on their own behalf or under contract with others, (ii) precluding either party from developing, acquiring, utilizing or distributing such similar software without obligation the other party so long as such research and development or such party do not otherwise breach the terms of this Agreement or (iii) prohibiting such development or modification of the Licensed Technology by Wink.

4.              GRANT OF RIGHTS

        4.1 Wink Engine. Subject to the terms and conditions of this Agreement, Wink grants to MEI a non-exclusive, non-transferable (except as provided in Section 14.3), right and license, under all of Wink's Intellectual Property Rights in and to the Licensed Technology, to (a) use, reproduce and have reproduced the Licensed Technology, and to use the Protocol as necessary or useful therefor in conjunction with the use of the Licensed Technology, solely (i) for the purpose of incorporating the Licensed Technology into an MEI Component to create a Combined Component, or (ii) as necessary in the course of distribution and support of the Combined Component as permitted hereunder; and (b) distribute the Combined Component within Japan, directly or indirectly through Subdistributors in accordance with Section
                4.3 below, to OEMs for incorporation into an OEM Device to create a Combined Product for distribution within Japan; and (c) incorporate the Combined Component into an MEI Device to form a Combined Product and distribute such Combined Product within Japan or, in the case of a shipment to Wink of an MEI Devices for development, debugging, testing, or marketing use, to the USA, and (d) distribute the Licensed Technology on a standalone basis through a one-time (not including transmission of Updates) transmission through coaxial cable, satellite transmission or other electronic transmission to a unit of an MEI Device, MEI Component, or Combined Product within Japan which was previously acquired from MEI, for use only with such previously acquired unit, provided that such distribution shall be subject to procedures reasonably acceptable to Wink to monitor and account for such distribution, including encryption procedures where distributed electronically or by broadcast or other transmission. The parties shall mutually agree in writing on such procedures prior to any such distribution and MEI shall ensure that its Subdistributors comply with all such procedures. MEI shall have no right to sublicense the foregoing rights except to the extent a sublicense may be deemed to have been granted in connection with the exercise by MEI of its rights to engage Submanufacturers and Subdistributors as described herein. Except as expressly provided in this Agreement, Wink reserves all rights and ownership to the Licensed Technology.

        4.2 Combined Product. MEI agrees to provide Wink with a written notice describing the Combined Product prior to the first shipment of such a Combined Product, with such notice to be provided as early as possible but with a target of at least thirty (30) days


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                prior. The description of the Combined Product shall include the product type (e.g., color television), distinguishing characteristics (e.g., 32" double-wide screen), model number and expected Suggested Retail (List) Price, and in the case of Combined Products that contain Re-Compiled Licensed Technology, the fact that such products contain such Re-Compiled Licensed Technology. MEI shall also provide one free sample unit of such Combined Product (production unit), as soon as is practicable. Wink shall have no obligation to return such sample units.

        4.3 Have Reproduced. Upon Wink's prior written approval which shall not be unreasonably withheld, MEI shall have the right to provide the Licensed Technology to its Submanufacturers for the sole purpose of copying the Licensed Technology to MEI Components, provided that each such Submanufacturer shall agree in a signed writing (i) to use and copy the Licensed Technology solely to manufacture Combined Components and Combined Products only for MEI's account, (ii) not to sell or distribute Licensed Technology, Combined Components and Combined Products except to MEI, and (iii) to keep the Licensed Technology confidential pursuant to terms and conditions no less restrictive than the terms and conditions of this Agreement. MEI need not provide to Wink a copy of such signed written agreement between it and each Submanufacturer; however, MEI shall ensure that each Submanufacturer abides by the terms of its written agreements described herein. MEI agrees to indemnify Wink for royalties not paid to Wink arising out of or related to a breach of the foregoing provisions by Submanufacturers. MEI agrees to promptly notify Wink if MEI has reason to believe that a Submanufacturer has breached the provisions of subsection (i)-(iii) above, and MEI shall promptly investigate the situation and promptly report to Wink all relevant information about Submanufacturer and the situation.

        4.4 Subdistributors. MEI may exercise its distribution rights hereunder through Subdistributors; provided, that each Subdistributor must agree in a signed writing, prior to obtaining the Licensed Technology from MEI, to be bound by all applicable restrictions on MEI set forth in this Agreement. MEI need not provide to Wink a copy of such signed written agreement between it and each Subdistributor; however, MEI shall ensure that its Subdistributors abide by the terms of such agreements. MEI agrees to indemnify Wink for royalties not paid to Wink arising out of or related to a breach of such agreements by Subdistributors. MEI shall promptly notify Wink if MEI has reason to believe that any of MEI's Subdistributors may not be not abiding by such restrictions, and MEI shall promptly investigate the situation and promptly report to Wink all relevant information about Subdistributor and the situation.

        4.5 Proprietary Notices. MEI shall not modify, alter or obscure any proprietary notices contained on or within the Licensed Technology, and all copies of the Licensed Technology reproduced or distributed by or for MEI shall contain copyright and other proprietary notices in the same manner in which Wink incorporates such notices in


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                the Licensed Technology and the documentation. A sample of such proprietary notices shall be found in Exhibit D.

        4.6 Limitations. MEI shall not modify, prepare derivative works of, reverse engineer, disassemble, decompile, or otherwise have or attempt to obtain access to the source code of the Licensed Technology. Notwithstanding the foregoing, disassembling that occurs as a necessary part of using standard de-bug tools such as an In-Circuit Emulator (ICE) shall be permitted, provided that the disassembled code is not reviewed, saved, copied nor printed, but instead is immediately and securely erased.

5.              COMPENSATION

        5.1 Non-Recurring, Engineering. In consideration of the duties and obligations of Wink under Section 3, MEI has paid Wink the amounts set forth in Exhibit A hereto, at the times set forth in Exhibit A hereto.

        5.2 Per-Copy Royalty. In consideration for the rights and licenses granted to it under Section 4 above, for each unit of the Combined Component or Combined Product distributed by MEI or a Subdistributor, MEI shall pay Wink the per-unit royalty set forth in Exhibit A hereto. MEI and Subdistributors shall have no obligation to pay more than one royalty for any particular unit of a Combined Component or Combined Product unless this Agreement is amended to include New Products, in which case an additional royalty will be due on distribution of such New Product for use with such units. In the event that MEI or a Subdistributor distributes a Combined Product to an end-user for which a royalty is or has been paid and thereafter accepts a return of the same unit of Combined Product, MEI or such Subdistributor may redistribute such unit or a substitute unit of Combined Product to the same end-user without owing an additional royalty hereunder to Wink. In addition, MEI shall have no obligation to pay any royalty for any products which do not incorporate the Licensed Technology or any portion thereof.

        5.3     Payments. MEI shall make royalty payments to Wink within thirty
                (30) days after the end of each calendar quarter during the term hereof, with respect to distributions by MEI, Affiliates or Subdistributors in such calendar quarter. Such payments shall be accompanied by a written report which details all of the following by product and OEM customer, with respect to the applicable calendar quarter (i) the number of Combined Components and Combined Products distributed by MEI or its Subdistributors, (ii) the number of copies of the Licensed Technology for which a royalty is due hereunder distributed by MEI and its Subdistributors other than as part of a Combined Component or Combined Product, (iii) the royalty due Wink With respect to Combined Products, Combined Components and copies of the Licensed Technology distributed during such calendar quarter, (iv) the number of copies of the Licensed Technology (including without limitation Updates) or Combined Products distributed by MEI or its Subdistributors for which no royalty is due under the


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                exceptions to Section 5.2 set forth in Sections 5.6 or 5.7; and
                (v) the geographic market in which each sale was made.

        5.4 Advance Royalties. MEI has paid or shall pay Wink the royalty advances set forth in Exhibit A hereto, at the times set forth in Exhibit A hereto. Such royalty advances shall be non-refundable, except as provided in Section 12.2. All advances paid by MEI hereunder shall be credited against MEI's royalty payments under Section 5.2. Unless otherwise agreed by the parties, to the extent that credits against royalty payments for the distribution of the Licensed Technology pursuant to Section
                5.2 are not consumed by shipments pursuant to Section 5.2, the remaining advance royalties may be applied against royalties due upon distribution of units containing New Products or against distribution of future products (that is, products not based on the MC2/SH2 Platform) for which future development and licensing agreements may be reached between Wink and MEI or for which this Agreement may be amended to permit. The amount of royalties due on distribution of such New Products or such future products, and the terms of such distribution rights, are to be determined by such future development and licensing agreements or by amendments to this Agreement, if any.

        5.5 Late payments. Any amount not paid when due under Section 5.1, 5.3, or 5.4 will be subject to a late charge of 1.5% per month, or the maximum permitted by law, whichever is lower.

        5.6 Distribution of Updates. In the case of Update to be provided by MEI or its Subdistributor (as permitted by Section 9.1.1 hereof) to an already shipped MEI Device for which a royalty has already been paid, the distribution of that Update shall not incur any new royalty in addition to that royalty which has already been paid. Notwithstanding the foregoing, if this Agreement is amended to permit distribution of New Product versions of the Licensed Technology, a royalty is due if the version number of the Licensed Technology then inside the previously distributed MEI Device has a lower digit to the left of the decimal point than does the Update to be delivered to it, such delivery shall be royalty-bearing --- that is, if the Update being provided hereunder is an Update to a New Product in comparison to the Licensed Technology inside the receiving MEI Device, the Update shall be royalty-bearing.

        5.7 Promotional Units. MEI may distribute a reasonable number of Combined Products as promotional units, without incurring a royalty payable to Wink under the provisions of Section 5.2, provided that such units are to be distributed by MEI at no charge. MEI shall pay Wink the royalty pursuant to Section 5.2 above whenever MEI or its Subdistributor imposes any charge for the Combined Product.

        5.8 Currency; Taxes. All payments hereunder shall be in United States dollars. All payments by MEI shall be made free And clear of, and without reduction for, any and all taxes, including, without limitation, sales, use, value added, withholding, or


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                similar taxes, other than taxes which are imposed by the United
                States or any political subdivision thereof based on the net income of Wink. Any such taxes which are otherwise imposed on payments to Wink shall be the sole responsibility of MEI; provided, however, to the extent Wink recoups any such withholding tax, as a result of actually applying such credit and reducing its United States income tax liability in that period as a result of a credit for such withholding tax, MEI shall be allowed to reduce royalties due Wink for the quarter in which such amounts were so recouped. MEI shall provide Wink with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Wink to establish that such taxes have been paid.

        5.9 Books and Records; Audit. MEI agrees to maintain, and to require that each Subdistributor who distributes the Licensed Technology maintain and provide to MEI, until three (3) years after the earlier of (i) the termination of this Agreement or (ii) the last shipment of the Licensed Technology hereunder, complete and current books, records and accounts regarding all copying and distribution activities pursuant to this Agreement, the payments due to Wink thereon. MEI agrees to allow Wink or its designee to audit and examine such books, records and accounts and the Master Media delivered to MEI no more than once each calendar quarter, during MEI's normal business hours, to verify the accuracy of the reports and payments made to Wink under this
                Section 5. In the event such audit determines that MEI has not paid for all of the royalties due to Wink, MEI agrees to pay, in addition to any damages to which Wink might be entitled due to MEI's systematic undercounting or underpayment or MEI's willful breach of this Agreement, the amount of such shortfall plus interest at a rate of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is lower. The cost of such audit shall be borne by Wink, provided that if any such audit reveals an underpayment to Wink of at least five percent (5%), MEI shall reimburse to Wink its costs of such audit.

6.              PRODUCT QUALITY WARRANTY

        6.1 Product Warranty. Wink warrants to MEI that each Initial Product and any Updates thereto shall function under ordinary use without defects that cause it not to be in substantial conformance with the Specifications for a period of one year after MEI's acceptance of such Initial Product or delivery of such Update (the "Warranty Period"). Wink does not warrant that the Licensed Technology will meet all of MEI's requirements, except as set forth in the Specifications.

        6.2 Defects not Covered by Warranty. Wink's warranty shall not extend to problems that result from: (i) MEI's failure to implement any Error Corrections or Updates which are provided by Wink, to the extent the same are made available to MEI free of charge and without material degradation in function and/or performance; (ii) changes to the operating system or environment or MEI Devices or MEI Components which adversely affect the Licensed Technology; (iii) any alterations of or additions to the learned Technology performed by parties other than Wink or on Wink's behalf, (iv) use of the Licensed Technology in a manner inconsistent with the Specifications; (v) accident, negligence, or misuse of the Licensed Technology by any party other than Wink personnel; (vi) combination of the Licensed Technology with other products not supplied by Wink (excluding the MEI hardware device and those third party software or hardware products which are identified in the Specifications as compatible with the Licensed Technology), which problems do not affect the Licensed Technology standing alone; or (vii) operation of the Licensed Technology outside of environmental specifications. As used in Subsection 6.2(iii), "on Wink's behalf" shall mean that Wink has given its written authorization for MEI or a third party to perform such alterations or additions.

        6.3 Exclusive Remedy. Wink's sole obligation and MEI's exclusive remedy under the above warranty shall be for Wink to use commercially reasonable efforts to make Error Corrections to the Initial Product or Update as applicable to bring it into conformity with Wink's warranty set forth above, at no cost to MEI (other than as provided for in Section 9.1); provided, that Wink shall have no obligation to fix bugs that are not commercially reasonable to fix, based on impact on the end-user versus the cost and risk of fixing such bugs. The process of error correction shall proceed in accordance with Exhibit F.

        6.4 Certain Costs to be borne by MEI. If a substantial non-conformance with the Specifications is discovered in an Update before the expiration of that Update's Warranty Period, and if Wink determines that the error was also resident in a prior Update or the Initial Product in such a manner that it could potentially cause the same or similar problem, and if the Warranty Period on such prior Update or the Initial Product has expired, then the cost of correcting such error and related testing efforts on the Update shall be borne by MEI as an out of warranty Error Correction under Section 9.1.2.

        6.5 Disclaimer. EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTY AND THE EXPRESS WARRANTY OF SECTION 12 INCLUDING THE LIMITATIONS THEREIN, WINK MAKES AND MEI RECEIVES NO WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WINK SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILLITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

        6.6 Limited Application of Sections 6.1-6.5 on Re-compiled Licensed Technology. The warrants and obligations of Wink in Sections 6.1-6.5 shall not apply to Re-Compiled Licensed Technology unless Wink has, at Wink's sole discretion and MEI's cost, thoroughly reviewed and tested the Re-Compiled Licensed Technology and provided to MEI, in a signed writing, a confirmation of compatibility with MEI Devices designed for including Re-Compiled Licensed Technology. Such thorough review and testing, if conducted, shall be done at MEI's cost, to be charged at Wink's then current rates. In such circumstances, Wink shall conduct its standard level of testing as part of the quality assurance for delivering a warranted product, and MEI will be responsible for its standard level of testing as part of the quality assurance for delivering a product to market.

7.              PROPERTY RIGHTS

        7.1 MEI agrees that prior to, on and after the Effective Date, as between MEI and Wink, Wink owns and shall own all right, title and interest in (a) the Licensed Technology and all modifications and derivatives thereof and (b) all Intellectual Property Rights relating to the design, manufacture, marketing, operation or service of the Licensed Technology and the Wink ITV System. Except as expressly provided in Section 4, Wink does not grant to MEI any right, title or interest in the Licensed Technology whether by implication, estoppel or otherwise. All property rights with respect to the Licensed Technology and the Protocol not specifically granted herein are reserved to Wink.

        7.2 Wink agrees that prior to, on and after the Effective Date, as between MEI and Wink, MEI owns and shall own all right, title and interest in all MEI-provided software or other technology that resides outside the Licensed Technology (e.g. teletext decoding software, fonts, hardware drivers, etc.). MEI shall inform Wink in the event any such software is owned by a third party. Except as reasonably required by Wink to fulfill its obligations under this Agreement, MEI does not grant to Wink any right, title or interest in software, whether by implication, estoppel or otherwise.

        7.3 Rights. The parties acknowledge that each party may be or have been provided with access to source code developed by the other party for the purpose of speeding the development or support activities related to this Agreement. In addition, each party acknowledges that the other party may have assisted in the development or de-bugging of the first party's code. Irrespective of such access, development, and de-bugging, all Intellectual Property Rights shall be as set forth in this Agreement. When the party receiving such source code has completed the task for which it obtained such source code, such receiving party shall then within 24 hours return to the providing party or securely destroy such source code and all copies or printouts thereof; the parties hereby certify that as of the Execution Date, all such source code as well as copies and printouts of such source code have been securely destroyed, excluding certain source code of the platform-specific portion of the Licensed Technology, as mutually confirmed between Wink and MEI.

8.              MARKETING; TRADEMARKS AND TRADE NAMES

        8.1 No Registration of Wink Marks. Except as expressly set forth in this Agreement, nothing shall grant to MEI or its Subdistributors, any right, title or interest in the

                Wink Marks. At no time during the term of this Agreement shall MEI register, attempt to register or cause the registration of any of the Wink Marks other than in Wink's name and at Wink's specific written request, except in the event MEI adopts, uses or acquires a trade, mark or trade name substantially similar to a Wink Mark prior to Wink's adoption, use or acquisition of such Wink Mark. Except to the extent such acts may not be prohibited by applicable law, at no time during or after the term of this Agreement shall MEI or its Subdistributors challenge or assist others to challenge the Wink Marks or the registration thereof

        8.2 Press Releases. The parties agree that where it imposes little burden to either party, the parties shall cooperate and participate in public relations programs to promote the Licensed Technologies and the relationship between the parties. Such cooperation and participation will include each party instructing its marketing communications personnel to provide contact names (along with title, fax, phone, and email address) to the other party to facilitate communication. In addition, the parties agree that each party will send the other all press releases regarding television related news promptly after such releases are made to the press. If either party wishes to make a press release that includes a quote from the other party, such other party shall cooperate where reasonable.

        8.3 Disclosures of Terms and Relationship. Each party agrees to disclose the terms of this Agreement to any third party without the other's written consent in its sole discretion, except to such party's accountants, attorneys and other professional advisors, or as required by securities or other applicable laws.

        8.4 Units for Marketing and Employee Use. Upon written request from Wink, MEI agrees to sell to Wink, at MEI's wholesale price, a reasonable number of each Combined Product and a maximum of ten
                (10) Combined Components for use by Wink in its marketing programs or for re-sale or gift to Wink employees or consultants ("Marketing/Employee Units"). Marketing/Employee Units shall be shipped at Wink's cost.

9.              TRAINING, SUPPORT AND MAINTENANCE

        9.1 Out of Warranty Maintenance. In addition to the support obligations set forth in Section 6.1, Wink will provide Out of Warranty Maintenance ("Support", as follows:

                9.1.1 Updates. Wink, in its sole discretion, shall release Updates from time to time. Wink agrees to make available to MEI, at no charge to MEI, all such Updates and permit MEI to distribute Updates to its Subdistributors and Submanufacturers for their use consistent with this Agreement. MEI shall promptly notify its Submanufacturers and Subdistributors of the availability of each Update and, MEI shall require (in the case of any Submanufacturer) or request (in the case of any Subdistributor) them to promptly begin using each such Update in place of the previous version of the Licensed Technology. Wink shall not be responsible for distributing such Updates to MEI's Subdistributors, Submanufacturers, or customers. MEI shall implement, at its sole discretion, each Update to new production of MEI Devices promptly after receipt of such Update from Wink.

                9.1.2 Other Support by Wink. Wink shall make available at prices to be determined by Wink support service packages that shall provide for out of warranty error corrections in addition to the Updates provided by Wink from time to time ("Support Packages") at Wink's then current rates. Wink agrees to make available Support Packages for the then current and immediately prior Update (or in the case of the first Update to an Initial Product, the Initial Product) of the Licensed Technology, and any other Update that Wink, in its sole discretion, decides to support. The process of error correction shall proceed in accordance with Exhibit F. Notwithstanding the foregoing, the parties recognize that MEI has a policy of providing repair of design errors on consumer-owned MEI Devices for a period of nine (9) years after MEI terminates production of a such model of MEI Devices ("MEI Design Repair Period"), and that MEI has the right to change such MEI Design Repair Period. The parties therefore agree that Wink may cease offering or providing service for out of warranty error corrections on the Licensed Technology found within an MEI Device upon the lesser of (a) the expiration of the MEI Design Period, or (b) the expiration of nine (9) years after MEI terminates production of such model of MEI Device.

                9.1.3 Wink to Pay for Error Correction under "Recall" exception to 9.1.2. Notwithstanding the provisions of
                        Section 9.1.2, if the Licensed Technology does not function under ordinary use without defects, such that the Licensed Technology is not in substantial conformance with the Specifications, and if the problem created by non-conformance with the Specifications causes MEI to recall and receive back to MEI or to fix on-site 10% or more of is shipped units of Combined Products from consumers or retailers during the five years following the acceptance by MEI of the Initial Product or the delivery of an Update (such an error causing a recall to be referred to as a "Recall-Causing Error", and the period of five years following the acceptance by MEI of the Initial Product or the delivery of an Update to be referred to as the "Recall related Free Fix Period"), then Wink shall use commercially reasonable efforts to make Error Corrections to the Licensed Technology to bring it into conformity with the Specification at no charge to MEI, subject to the same exclusions as set forth in Section 6.2. This Section
                        9.1.3 shall not apply to Re-Compiled Licensed Technology, unless Wink has, at its sole discretion, thoroughly reviewed and tested the Re-Compiled Licensed Technology and provided to MEI, in a signed writing, a confirmation of compatibility with MEI Devices designed for including Re-Compiled Licensed Technology, in accordance with the terms of Section 6.6.

                9.1.4 Limitation on Wink's Payment for Error Correction under "Recall" exception to 9.1.2. Notwithstanding the provisions of Section 9.1.3, if a Recall-Causing Error occurs in an Update during the Recall-related Free Fix Period of that Update, and if Wink determines that such Recall Causing Error was also resident in a prior Update or the Initial Product in such a manner that it could potentially cause the same or similar problem, and if the Recall-related Free Fix Period of such prior Update or the Initial Product has expired, then the cost of correcting such error and related testing efforts on the Update shall be borne by MEI pursuant to Section 9.1.2.

        9.2 Provision of Hardware, Software and Equipment. The parties intend that Wink have an environment in which to recreate field situations, to allow Wink to replicate problems which may occur in the field and to test solutions for such problems. In order to facilitate Wink's performance of the support activities contemplated herein, MEI shall, at its own expense, provide Wink with all of be hardware, software and equipment (the "Equipment") which is reasonably necessary to functionally replicate a system of the type in which the Licensed Technology will actually be used. The Equipment may comprise some or all of the same Equipment contemplated in Section 3.2. Upon expiration or termination of this Agreement, Wink shall return all of the Equipment to MEI. MEI shall retain ownership of all such Equipment, a preliminary list of which is included in Exhibit A. In the event that MEI is late in the performance of its obligations with respect to this Section 9.2 and such delay affects Wink's obligations under this section, Wink's performance of such affected obligations shall be delayed by the same time period. Wink shall return all such software, hardware and equipment to MEI promptly upon request by MEI; provided that Wink's development and support obligations under this Section
                9.2 and Section 3.2 above shall terminate to the extent software, hardware or equipment returned to MEI is required by Wink to fulfill its obligations.

        9.3 Travel Requirements. In the event that, in the performance of its obligations under this Section 9, Section 6.3 or under
                Section 3, it is mutually agreed by the parties that Wink engineering employees or contractors will travel from Wink's facility, MEI shall pay and/or promptly reimburse Wink for, all reasonable travel, room and board, car rental and other similar expenses associated with such travel, which expenses are approved in writing by MEI prior to their being incurred; provided that Wink shall not be paid and/or reimbursed for employee or contractor time expended with respect to such travel. Any such travel expenses approved in writing by MEI shall be deemed reasonable by virtue of such approval.

        9.4 MEI Support to its Customers. MEI shall provide support to end-users as well as to Subdistributors. Wink shall have no responsibility for direct communication with end-users or Subdistributors.

10.             TERM AND TERMINATION

        10.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the later of: (i) five (5) years from the first commercial shipment of Combined Component or Combined Product by MEI, or (ii) the end of the calendar year in which MEI ships the last unit of four hundred and twenty five thousand units of Combined Component or Combined Product by MEI The term of this Agreement may be extended by mutual agreement of the parties.

        10.2 Termination for Cause. If either party materially breaches its obligations under Section 11 of this Agreement (regarding Confidentiality), the non-breaching party may immediately terminate this Agreement. If either party breaches its material obligations under this Agreement and fails to cure such breach within thirty (30) days from written notice to cure, the non-breaching party may terminate this Agreement. The parties agree that a breach of any license grant under this Agreement, except Section 4.2, will be a material breach.

        10.3 Termination for Insolvency. This Agreement shall terminate upon written notice given by a party, at such party's option and without further notice, upon the earlier of: (i) the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, (ii) the other party's making an assignment for the benefit of its creditors, (iii) the other party's declaration in writing of its inability to pay debts as they become due, or (iv) the other party's dissolution or ceasing to conduct business as a going concern.

        10.4 Effect of Termination. Upon the expiration or termination of this Agreement, the following provisions shall take effect:

                10.4.1 Subject to the provisions of Section 10.5, the rights and licenses granted to MEI under this Agreement shall automatically terminate;

                10.4.2 Any and all sublicenses for end use for the Licensed Technology granted by MEI or its Subdistributors shall continue in effect according to their terms and conditions;

                10.4.3 Within ten (10) days after such expiration or termination, MEI shall return, and shall certify to Wink the return of all Master Media and all Wink Confidential Information in its or its Submanufacturer's possession at the time of expiration or termination. In addition, Wink shall return, and shall certify to MEI the return of, all MEI Confidential Information in its possession at the time of expiration or termination. MEI shall not make or retain any Master Media, copies of the Licensed Technology, or any other materials containing confidential information of Wink entrusted to MEI. Notwithstanding the foregoing, MEI may
                        (i) maintain a single copy of the Master Media and (ii) retain any Confidential Information necessary for support, subject to the provisions of Section 11, both solely to provide support to its Subdistributors and to end-users in existence as of the effective date of expiration or termination; and

                10.4.4 MEI shall pay all outstanding amounts owed to Wink within thirty (30) days of quarter end. In the event Wink is performing development tasks for MEI at the time of any termination, MEI shall also pay to Wink the next payment due under the Development Schedule.

                10.4.5  The provisions of Sections 2, 3.1.2, 3.7, 5.8, 5.9, 6,
                        7, 9, 10, 11, 12, 13, and 14 and Exhibit F and all payment obligations accrued at the time of expiration or termination shall survive the expiration or termination of this Agreement for any reason.

        10.5 Sell-off Period. In the event of the expiration of this Agreement or a termination by MEI, MEI may, subject to the provisions of Section 5 (including without limitation MEI's obligation to pay royalties in connection with all distributions) dispose of its inventory of Combined Components and Combined Products on hand, for a period not to exceed one hundred and twenty (120) days after the effective date of such expiration or termination (the "Sell-Off Period").

        10.6 Destruction of Inventory. Within ten (10) days after (i) the end of the Sell-Off Period, in the event of the expiration or termination of this Agreement by MEI or (ii) the effective date of termination, in the event of a termination by Wink, MEI shall destroy, and shall certify to Wink the destruction of, all copies of the Licensed Technology in its or its Subdistributors or Submanufacturers' possession.

11.             CONFIDENTIALITY

        11.1 Obligation of Confidentiality. The parties acknowledge that by reason of their relationship to each other hereunder, each may have access to certain information and materials concerning the other's business, plans, customers, technology and products that is confidential and of substantial value to that other party, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Without limiting the foregoing, Confidential Information shall include the source code of the Wink Engine and Licensed Technology. With respect to Confidential Information of the other party, each party agrees that it shall not, except as set forth in this Agreement: (i) use such Confidential Information in any way, for its own account or the account of any third party, (ii) disclose it to any third party or (iii) disclose such Confidential Information to its employees other than employees who have a need to know for the purposes set forth in this Agreement. MEI agrees to keep access to Wink Confidential Information restricted to the AVC Products Development Laboratory and the Television Division of MEI, and to disclose to only employees in those two divisions who have a need to know the Wink Confidential Information in order to perform the obligations imposed and exercise the rights granted under this Agreement. Confidential Information shall at all times be disclosed in written or tangible form conspicuously marked "Confidential", or be summarized in written communication to the receiving party within thirty (30) days in case of disclosures in intangible form that occur subsequent to the Execution Date, provided that the Licensed Technology (except for documentation identified by Wink as public) shall at all times be deemed Confidential Information of Wink. Disclosure of Confidential Information in intangible form prior to the Execution Date shall be considered confidential even in be absence of any written communication summarizing the information or any other statement of confidentiality, so long as the recipient should have reasonably expected that the information should be considered confidential; any technical information provided by one party to the other party prior to the Execution Date in such manner shall be considered Confidential Information of the disclosing party. Neither party shall develop or have developed any software programs utilizing any of the other party's Confidential Information.

        11.2 Exceptions. Information shall not be deemed Confidential Information hereunder if such information:

                11.2.1 Is or becomes part of the public domain through no fault or breach on the part of the receiving party;

                11.2.2 Is known to the receiving party prior to the disclosure by the disclosing party and such knowledge can be shown by written records;

                11.2.3 Is subsequently rightfully obtained by the receiving party from a third party who has the legal right to disclose it;

                11.2.4 Is independently developed by the receiving party without the use of any Confidential Information or any breach of this Agreement;

                11.2.5  Is approved for public release by the disclosing party;
                        or

                11.2.6 Is required to be disclosed by judicial action provided that the receiving party has first given the disclosing party reasonable notice of such requirement and fully cooperates with the disclosing party in seeking confidential treatment for any such disclosure.

        11.3 Injunctive Relief. The parties acknowledge that any breach of the provisions of this Section 11 may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that each will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section 11.

12.             INTELLECTUAL PROPERTY, WARRANTY AND INDEMNITY

        12.1 Warranty. Each party represents and warrants that neither the execution or performance by such party of this Agreement, nor the consummation of any transactions herein does or will violate any law, order, regulation or ruling applicable to such party or its effort hereunder. In addition, Wink represents and warrants that (a) as of the Execution Date, no action or proceeding alleging intellectual property infringement by the Wink Engine is threatened or is proceeding against Wink (nor, insofar as Wink is aware, against any entity from which Wink has obtained any rights related to the Wink Engine), (b) it has the right to license the Intellectual Property Rights in and to the Wink Engine to MEI and (c) except to the extent that an infringement or violation is caused by MEI provided information or the Licensed Technology's interaction with MEI hardware or software, the Licensed Technology does not infringe upon or violate the copyright, trade secret or trademark rights of any third party or any Japanese patent rights, where such Japanese patents were published ("Laid Open Patent Applications") or granted prior to 1 September 1997 and provided that such Japanese patents owned by, controlled by, or licensed to only parties other than MEI or its Affiliates. MEI's exclusive remedy, and Wink's sole liability, for a breach by Wink of the warranties of subsections
                (a), (b) and (c) above shall be Wink's indemnity set forth in this Section 12.

        12.2 Indemnity. Wink agrees to defend, or at its option to settle, any claim, suit, action or proceeding brought against MEI by a third party as a result of Wink's breach of its warranties under 12.1(a),(b) and (c) above (an "Action"), and to pay any settlement or final judgment entered thereon against MEI, subject to the limitations set forth hereafter. Wink shall be relieved of its obligations hereunder unless MEI gives Wink (i) prompt written notice upon becoming aware of the existence of an Action, (ii) sole control over the defense or settlement of the Action and (iii) reasonable assistance in the defense or settlement thereof. If it is, or in the opinion of Wink may be, determined by competent authority that the Licensed Technology or any part thereof, or the sale, distribution or use thereof as permitted hereunder infringes any patent, copyright, trade secret or trademark of a third party or is enjoined, then Wink at its sole option and expense may (a) procure for MEI the right under such patent, copyright, trade secret or trademark to use, reproduce and distribute the Licensed Technology or such part thereof or such trademark; (b) replace the Licensed Technology or such part thereof or such trademark with other suitable software or trademark without material degradation in performance or functionality; (c) suitably modify the Licensed Technology or such part thereof or such trademark to avoid infringement without material degradation in performance or functionality; or (d) if none of the foregoing are commercially reasonably feasible, terminate this Agreement or grant MEI a right to terminate this Agreement. If termination shall occur as permitted in Section 12.2(d), then MEI shall recoup any advance royalties that have been paid pursuant to Section 5.4 but which have not yet been consumed by shipment pursuant to Section 5.2 or by shipments of units containing New Products or by distribution of future products, in accordance with the third and fourth sentences of Section 5.4. Wink's obligation to pays such amount to be recouped shall be due within thirty (30) days after the end of the then current calendar quarter or by March 31 following the, termination permitted in Section 12.2(d). MEI and its Affiliates shall not hold Wink liable for infringement by the Licensed Technology of any patents that are owned or controlled by MEI or its Affiliates.

        12.3 Limitations. The foregoing indemnity shall not apply to an Action to the extent it arises out of (i) any modification of the Licensed Technology by a party other than Wink or on Wink's behalf, (ii) any combination of the Licensed Technology with hardware and/or software not supplied by Wink (except the hardware of the MEI Device), which infringement does not cover the Licensed Technology standing alone, (iii) failure to implement an Update where use of such Update would have avoided infringement of third party intellectual property rights, or
                (iv) any trademarks, trade names or other brandings not supplied by Wink. As used in Subsection 12.3(i), "on Wink's behalf" shall mean that Wink has given its written authorization for MEI or a third party to perform such modifications.

        12.4 Disclaimer. THE FOREGOING PROVISIONS OF THIS SECTION 12 STATE THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY, IN ANY COMMUNICATION WITH WINK OR OTHERWISE) OF WINK AND THE EXCLUSIVE REMEDY OF MEI AND ITS SUBDISTRIBUTORS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF A= PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE LICENSED TECHNOLOGY OR ANY PART THEREOF.

13.     INDEMNITY BY MEI

        13.1 Except with respect to any claim, suit, action or proceeding arising out of any intellectual property infringement for which Wink is required to indemnify MEI under Section 12.2, MEI agrees to defend, or at its option to settle, any claim, suit, action or proceeding brought against Wink by a third party arising out of (i) the manufacture, use or sale of the Combined Components or Combined Products or (ii) MEI's or its Subdistributors modification, use or distribution of the Licensed Technology, and to pay any settlement or final judgment entered thereon against Wink, subject to the limitations set forth hereafter. MEI shall be relieved of its obligations hereunder unless Wink gives MEI (i) prompt written notice upon becoming aware of the existence of any such claim, suit, action or proceeding, (ii) sole control over the defense or settlement of such claim, suit, action or proceeding and (iii) reasonable assistance in the defense or settlement thereof.

        13.2 Disclaimer. THE FOREGOING PROVISIONS OF THIS SECTION 13 STATE THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS IMPLIED, STATUTORY, IN ANY COMMUNICATION WITH MEI OR OTHERWISE) OF MEI AND THE EXCLUSIVE REMEDY OF WINK WITH RESPECT TO ANY CLAIMS BROUGHT AGAINST WINK ARISING FROM MEI'S USE OF THE LICENSED TECHNOLOGY OR EXERCISE OF THE RIGHTS AND LICENSES GRANTED TO MEI HEREUNDER.

14.     GENERAL

        14.1 Governing Law and Disputed Resolution. This Agreement shall be governed by and construed under the laws of the State of California, without reference to conflict of laws principles. Except for any dispute or claim related to the ownership of or either parties' rights to use intellectual property hereunder, any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce as presently in force ("Rules") and by three (3) arbitrators appointed in accordance with said Rules. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California, U.S.A. Any monetary award shall be in U.S. dollars and the arbitration shall be conducted in the English language. The parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief, without breach of this Section 14.4 and without any abridgment of the powers of the arbitrator. For any dispute or claim related to the ownership of or either parties' rights to use intellectual property hereunder, such dispute or claim shall be resolved through litigation in any state or federal court serving San Francisco, California. The parties hereto hereby submit to the jurisdiction and venue of such courts for the resolution of such dispute or claim.

        14.2 Import & Export Controls. MEI understands that Wink is subject to regulation by agencies of the U.S. government which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Wink including without limitation obligations to provide products, technology, documentation, or technical assistance, will be subject in all respects to such United States laws and regulations that will from time to time govern the license and delivery of technology and products abroad or to foreign nationals by persons subject to the jurisdiction of the United States. MEI warrants that it will comply in all respects with the export and reexport restrictions set forth in any export licenses obtained by the Wink or MEI (if necessary). MEI warrants that it will not, and will take all actions which may be reasonably necessary to assure that its end-user do not, contravene such

                United States laws or regulations. Such laws include without limitation: Export Administration Regulations, 15 C.F.R. 768 et. seq.; International Traffic in Arms Regulations, 22 C.F.R. 120 et. seq.; Nuclear Regulatory Commission Export Regulations, 10 C.F.R. 110 et. seq; Department of Energy Export Regulations, 10 C.F.R. 810 et. seq.; Treasury Department Antiboycott Regulations, IRS Code 999; and Office of Foreign Asset Control Regulations, 31 C.F.R. 500 et. seq.

        14.3 No Assignment. This Agreement and any rights or obligations of MEI or Wink hereunder shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may assign its rights and obligations hereunder to any entity (i) which controls, is controlled by or is under common control with such party or (ii) which acquires all or substantially all of the assets or business of such party to which this Agreement pertains, provided in both cases that such entity shall assume in writing or by operation of law such party's obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        14.4 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

        14.5 Compliance with Laws. In exercising its rights under this license, each party shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license.

        14.6 Notices. All notices under this Agreement shall be in writing and sent by (i) certified air mail, return receipt requested, postage prepaid or (ii) commercial courier service. If properly addressed to or delivered at the address for each party set forth in Exhibit E, a notice shall be deemed given upon delivery or, where delivery cannot be effected due to the actions of the addressee, upon tender.

        14.7 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, proposals and representations by the parties, including without limitation the letter of intent dated April 26, 1996.

        14.8 Limitation of Liability. IN NO EVENT SHALL WINK BE LIABLE TO MEI IN THE AGGREGATE FOR ANY AMOUNT IN EXCESS OF THE ROYALTIES

                PAID (AND THE AMOUNTS WHICH HAVE ACCRUED HEREUNDER BUT HAVE NOT BEEN PAID) BY MEI HEREUNDER AND (ii) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, LOSS OF DATA OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. As used in this section 14.8, "lost profits" shall not include, in the case of an infringement of intellectual property rights or the disclosure of source code, actual damages (including without limitation entitlement to a reasonable royalty, as measured by the royalty rate provided for in this Agreement) suffered as a result of such infringement or disclosure, but shall include any profits made by an infringer or discloser. THIS LIMITATION SHALL APPLY EVEN IF SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN. If MEI recoups advance royalties as permitted by Section 12.2, such recouped amount shall be considered a liability of Wink for the purposes of this Section 14.8.

        14.9 Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of the Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflects the parties' intent in entering into this Agreement.

        14.10 Basis of Bargain. Wink and MEI acknowledge and agree that Wink's entering into this Agreement and the amount of MEI's royalty hereunder have been done or set in reliance upon the limitations of liabilities and disclaimers of warranty set forth in this Agreement, and that the same form an essential basis of the parties' bargain.

        14.11 Waiver of Breach. Any waiver of any kind by either party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing, and shall not operate or be construed as a waiver of any subsequent breach. Either party's delay or omission, if any, in exercising any right, power, or remedy pursuant to a breach or default by the other, shall not impair any other right, power, or remedy which the non-defaulting party may have.

        14.12 Force Majeure. In the event that a party is prevented from performing its obligations hereunder due to any force majeure, including but not limited to, disasters, fire, civil commotion, strikes, governmental regulations or other occurrences beyond its reasonable control and without its fault or negligence, the provisions of this Agreement relative thereto shall be suspended, but only as long as and so far as the impediment is existing. In the case of any such suspension, such party shall endeavor and use all reasonable efforts to overcome the cause and effect of such suspension.

        14.13 Counterparts. This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

        14.14 Authorized representatives. The undersigned hereby warrant and represent that they are authorized to sign on behalf of and commit the parties.


        IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

For Wink Communications, Inc.:          For Matsushita Electric Industrial Co.,
                                        Ltd.:


By: /s/ Gary L. Hammer                  By: /s/ Y. Nagaoka
    ------------------                      --------------
Name: Gary L. Hammer                    Name: Y. Nagaoka
      --------------                          ----------
Title: VP, Japan Operations             Title: Director
       --------------------                    --------
                                        AVC Products Development Laboratory

                                        By: /s/ M. Veda
                                            -----------
                                        Name: M. Veda
                                              -------
                                        Title: Director
                                               --------
                                        Television Division

                                   EXHIBIT A-1

                           DEVELOPMENT OF WINK ENGINE
                              for MC2/SH2 Platform

1.      Device & Specifications

        Wink and MEI agree that Wink shall port the Wink Engine Version 1.0 to the MC2/SH2 Platform.

        The Specifications shall be developed by the parties and accepted by MEI. Upon MEI's acceptance thereof, the Specifications shall be set forth in Exhibit B hereto. Any modifications to the accepted Specifications shall be made only upon the mutual written agreement of the parties.

2.      Development Milestones

        All development milestones by both Wink and MEI have been completed as of the Execution Date.

3.      Per Copy Royalty

        [  *  ]*

4.      Royalty Advances:

        MEI has remitted or will remit the following non-refundable royalty advances to Wink:

        * [ * ] due within 30 days of delivery of the Alpha version of the Licensed Technology Version 1.0 object code (in non-caching form). (Paid.)

        * [ * ] due within 30 days of delivery of a proposed final version of the Licensed Technology Version 1.0 object code for MEI's acceptance testing. (Paid.)

        * [ * ] due within 30 days of MEI's first distribution of the customized Licensed Technology Version 1.0 object code for inclusion in either (a) a TV or related consumer device or (b) a component containing the MC2/SH2 platform to be included by a manufacturer in that manufacturer's TV or related consumer products. (Not yet paid, as of the Execution Date.)

--------

        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for Confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

5. NREs. In addition to the amount set forth above, MEI has paid A non-refundable NRE fee as follows: [ * ] upon signing of the Letter of Intent.

6. Rental Fees for Certain MEI Equipment. The parties agree that Wink shall pay for the use of the following rental fees during the summer of 1997, for tools provided by MEI:

- May 1997:           [  *  ]
- June 1997:          [  *  ]
----------------------
Total:                [  *  ]

For Wink Communications, Inc.:             For Matsushita Electric Industrial
                                           Co., Ltd.:


By: /s/ Gary L. Hammer                     By: /s/ Y. Nagaoka
    ------------------                         --------------
Name: Gary L. Hammer                       Name: Y. Nagaoka
      --------------                             ----------
Title: VP, Japan Operations                Title: Director
       --------------------                       --------
                                           AVC Products Development Laboratory


                                           By: /s/ M. Veda
                                               -----------
                                           Name: M. Veda
                                                 -------
                                           Title: Director
                                                  --------
                                           Television Division

                                    EXHIBIT B

                                 SPECIFICATIONS

                                    EXHIBIT C

                                SOFTWARE PROGRAM

        A platform- and user interface-independent software engine that implements Wink's Interactive Communicating Applications Protocol ("ICAP") for the interpretation of interactive graphical applications.

        Under the terms of this Agreement, the Wink Engine which will be adapted for use with certain MEI Devices described in this Agreement will be Version 1.0 as adapted. All references to the Wink Engine in this Agreement shall refer to the adapted version of the above engine.

                                    EXHIBIT D

                               PROPRIETARY NOTICES


NOTE: The following notices shall appear in the software provided by Wink to MEI. MEI shall abide by the terms of Section 4.5 concerning these notices.

These Notices are only for use and distribution in Japan. If this Agreement is later changed to permit use and distribution outside Japan, then Wink shall revise this Exhibit and it shall become part of this Agreement, and MEI shall promptly use such new Notices in all subsequent manufacturing lots of MEI Devices. Furthermore, if the status of Wink proprietary rights (such as granting of patent or other intellectual property registrations) or if the Notices should change for other reasons (such as the modification of the copyright year or the change of Wink's address), Wink shall revise this Exhibit and it shall become part of this Agreement, and MEI shall promptly use such new Notices in all subsequent manufacturing lots of MEI Devices.


Failure by Wink to revise this Exhibit shall not constitute a waiver of MEI's obligations under Section 4.5.

Because MEI is not obligated under this Agreement to put Wink proprietary notices on the outside of MEI Devices or Combined Components.


For source code (generally not provided to MEI, except for some files provided in preprocessed form with the following notices re-inserted):

        (c) 1996 Wink Communications, Inc. All rights reserved. Unpublished -- rights reserved under United States and International copyright laws. USE OF A COPYRIGHT NOTICE IS PRECAUTIONARY ONLY AND DOES NOT IMPLY PUBLICATION OR DISCLOSURE.

                             U.S. GOVERNMENT RIGHTS

    Use, duplication, reproduction, release, modification, disclosure or transfer of this commercial product and accompanying documentation (if any), is restricted in accordance with FAR 12.212 and DFARS 227.7202, and by a license agreement. Contractor/manufacturer is: Wink Communications, Inc., 1001 Marina Village Parkway, Alameda, CA 94501 USA

THIS SOFTWARE CONTAINS CONFIDENTIAL INFORMATION AND TRADE SECRETS OF WINK COMMUNICATIONS, INC. USE, DISCLOSURE, OR REPRODUCTION IS

PROHIBITED WITHOUT THE PRIOR EXPRESS WRITTEN PERMISSION OF WINK COMMUNICATIONS, INC.

For object code, the following notices shall be re-inserted by Wink after compiling:


        (c)    1996 Wink Communications, Inc.  All rights reserved.

                             U.S. GOVERNMENT RIGHTS

        Use, duplication, reproduction, release, modification, disclosure or transfer of this commercial product and accompanying documentation (if any), is restricted in accordance with FAR 12.212 and DFARS 227.7202, and by a license agreement. Contractor/manufacturer is: Wink Communications, Inc., 1001 Marina Village Parkway, Alameda, CA 94501 USA

                                    EXHIBIT E

                                     NOTICE

Parties for Notice under this Agreement shall be:

For MEI:

General Manager
Corporate and Product Planning Department
Television Division
AVC Company
Matsushita Electric Industrial Co., Ltd.
1-1, Matsushita-Cho, Ibaraki, Osaka, 567 Japan.

Current contact name: Mr. Shuji Horikawa
Tel.: (+81) 726 24 7703
Fax:(+81) 726 24 8100
Email:
      ---------------------------------

For Wink:

General Counsel
Legal Department
Wink Communications, Inc.
1001 Marina Village Parkway
Alameda, CA 94301
USA.

Current contact name: Chanel Aquino (Manager, Admin.  Services)
Tel.:   (+1) 510 337 6301
Fax:    (+1) 510 337 2960
Email: chanel.aquino@wink.com

                                    EXHIBIT F

                           PROCESS OF ERROR CORRECTION

If a substantial non-conformance with Specifications is identified MEI or Wink or strongly suspected by Wink, MEI shall provide to Wink the necessary equipment, software, and materials for Wink to investigate the situation. If Wink is unable to fix the error in this manner in a period to be agreed upon by the parties, then Wink shall send at least one engineer to MEI's office to investigate the situation. The costs of equipment shipment (and equipment set-up) and travel, if any, shall be paid by whichever party is responsible for paying the cost of error correction pursuant to Sections 6 and 9. Regardless of which party is responsible for paying the cost of error correction, MEI shall not charge any rental or usage fee associated with the equipment, software and materials, excluding any reasonable rental or usage fees associated with In-Circuit Emulators.